Exhibit 99.7

Whitney Information Network, Inc. Announces $13.5 Million Private Placement of Common Stock and Warrants

CAPE CORAL, Fla.—(BUSINESS WIRE)—Dec. 13, 2005—Whitney Information Network, Inc. (OTCBB:RUSS) announced today that it had completed the sale of 3,000,000 units of its securities to a group of 16 institutional investors for $13.5 million or $4.50 per unit. Each unit consisted of one share of the Company’s common stock and 1/2 warrant to purchase an additional share at $6.00 per share. 1.25 million of the units were sold by the Company’s Chief Executive Officer.

Prides Capital Partners, LLC of Boston, MA was the lead investor and was granted a seat on the Company’s Board of Directors.

The Company has agreed to file a registration statement covering the securities within thirty days.

Noble Investments International, Inc. was the Placement Agent.

About Whitney Information Network Inc.

Whitney Information Network, Inc. (OTCBB:RUSS) is a leading provider of post-secondary education focused on individual wealth creation and personal success. Through its wholly-owned subsidiary, Wealth Intelligence Academy, Whitney Information Network provides its students with comprehensive instruction and mentorship in real estate investment, stock trading, business development and individual investment strategies. Additional information can be found at http://www.russwhitney.com.

About Prides Capital Partners, LLC

Prides Capital, based in Boston, MA and San Francisco, CA, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides seeks to create value through strategic, operational and financial assistance. For more information visit http://www.pridescapital.com.

About Noble International Investments

Noble International Investments (Member NASD, SIPC) - now in its twenty-first year - specializes in small-cap equity research providing institutional investors with detailed corporate analysis, sector and industry studies, road shows, investment banking, market-making, and sales and trading services. For more information visit http://www.noblefinancialgroup.com.

Information included in this news release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 (“Reform Act”). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including operating uncertainties, uncertainties relating to economic issues and competition. Reference is made to all the Company’s SEC filings, including the Company’s Reports on Forms 10K, 10Q and other periodic reports.

CONTACT:	Whitney Information Network, Inc., Cape Coral
Susan Carrillo, 239-540-6515
or
Wolfe Axelrod Weinberger Assoc. LLC
Stephen D. Axelrod, CFA, 212-370-4500, Fax 212-370-4505

SOURCE	Whitney Information Network, Inc.